UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             REQUEST FOR WITHDRAWAL








Date of Request: April 24, 2001

                             ADM Enterprises, Inc.,
             (Exact name of registrant as specified in its charter)

North Dakota                                                          45-0459323
------------                                                          ----------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

2021 North 3rd Street, North Dakota                                        58501
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)

                                 (701) 224-9338
                                 --------------
              (Registrant's Telephone Number, Including Area Code)


Securities Act registration statement file number to which this form relates:
333-58340


ITEM 1. Withdrawal of Registration Statement.
---------------------------------------------
On April 5, 2001, ADM Enterprises, Inc., a North Dakota corporation, filed a Registration Statement on Form SB-2, File No. 333-58340, with the Securities and Exchange Commission. In order to include all of the financial statements required by Item 310 of Regulation S-B, the Registrant hereby requests a withdrawal of the Registration Statement on Form SB-2, File No. 333-58340. None of the shares being offered pursuant to the registration statement have been sold.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned in the City of Bismarck, North Dakota, on April 24, 2001.

                                     ADM Enterprises, Inc.
                                     a North Dakota corporation


                                     By:      /s/ Ardell Mees
                                              ----------------------------------
                                              Ardell Mees
                                     Its:     President